Exhibit (a)(6)

FOR IMMEDIATE RELEASE

Contacts:
Christa Segalini (201) 465-8021 csegalini@beckermanpr.com	Ryan Smith (201) 465-8023 rsmith@beckermanpr.com

October 3, 2011

Lightstone Value Plus Real Estate Investment Trust, Inc. Offers to Repurchase up to $20 Million of Common Stock

New York, New York — (Business Wire) — Lightstone Value Plus Real Estate Investment Trust, Inc. (“LVPR”) today announced that its Board of Directors has authorized the repurchase from its shareholders pursuant to a tender offer for cash of up to 2,040,816 shares of its Common Stock, at a price of $9.80 per share, or an aggregate amount of approximately $20 million, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions of a tender offer pursuant to an Offer to Purchase dated October 3, 2010 (the “Offer to Purchase”) and the related Letter of Transmittal (together with the Offer to Purchase, the “Offer”). The Offer will be open until 12:00 a.m., Eastern Standard Time, on December 1, 2011, unless otherwise extended in writing.

“We are making this tender offer to provide additional liquidity to our Shareholders in excess of our regular redemption program that is limited to hardship,” stated David Lichtenstein, Chairman of LVPR. “The timing and execution of this tender offer is based upon our ongoing desire to enhance communications and dialogue with our Shareholders,” continued Mr. Lichtenstein.

Timing and size of the Offer are subject to factors discussed in the Offer to Purchase.

Important Notice

This press release is for informational purposes only and is not an offer to buy, or the solicitation of an offer to sell, any shares of LVPR. The tender offer is being made only pursuant to the Offer to Purchase, the Letter of Transmittal and related materials, which LVPR will be distributing to shareholders shortly and filing with the Securities and Exchange Commission. Shareholders are urged to read carefully the Offer to Purchase, the Letter of Transmittal and other related materials when they are available because they contain important information, including the terms and conditions of the Offer. Shareholders may obtain free copies of the Offer to Purchase, the Letter of Transmittal and other related materials that will be filed shortly by LVPR with the Securities and Exchange Commission at the Commission’s website at www.sec.gov or by contacting ICON Investments, Attn: Denise Kerrigan, 100 Grossman Drive, Suite 301, Braintree, MA 02184, Toll Free: (877) 304-4733, Fax: (781) 380-8788.

Forward-Looking Statements

All statements contained in this press release, other than statements of historical fact, are forward-looking statements, including statements regarding the proposed Offer, the anticipated timing of the commencement of the Offer and the number of shares LVPR expects to repurchase in the Offer. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “will,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions or variations thereof. These statements are based on LVPR’s current plans and expectations and involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements, and include the risk that changes in economic circumstances, business conditions and LVPR’s stock price may make the proposed Offer no longer advisable on the terms described herein, if at all. Investors are cautioned not to place undue reliance on any forward-looking statements.

About LVPR

LVPR is a non-traded REIT sponsored by The Lightstone Group (“Lightstone”). Founded in 1988 by David Lichtenstein, Lightstone has grown to become one of the largest privately held real estate companies in the United States. Its diversified portfolio of industrial, office, retail and residential real estate assets includes 10 million square feet of commercial space and more than 8,000 multifamily units in 20 states and Puerto Rico.

The Lightstone Group manages its business through operating platforms, each focused on a specific real estate asset class. Headquartered in New York, The Lightstone Group employs more than 500 professionals. For more information, visit www.lightstonegroup.com.